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                                                                    EXHIBIT 99.1

FARMERS & MERCHANTS BANCORP, INC.
                                                                            NEWS
                                                                         RELEASE

FOR IMMEDIATE RELEASE                                             CONTACT:
Friday February 18, 2005                                          Lydia A. Huber
                                                                  Secretary
                                                                  (419) 446-2501

Farmers & Merchants Bancorp, Inc. Announces Resignation of Chairman of the Board

Archbold, Ohio - Farmers & Merchants Bancorp, Inc. announced today the resignation of Eugene D. Bernath as a member and Chairman of the Board of Directors, upon reaching the Company's mandatory retirement age of 72. Joe E. Crossgrove, a member of the Farmers & Merchants Bancorp, Inc. Board of Directors since 1992, was promoted by the Board of Directors to the position of Chairman of the Board. Mr. Crossgrove has been associated with The Farmers & Merchants State Bank for over 42 years and has served as President and CEO since 1997.

Farmers & Merchants Bancorp, Inc. also announced the promotion of Paul S. Siebenmorgen to President and CEO of The Farmers & Merchants State Bank. Mr. Siebenmorgen also has been appointed to the Boards of Directors of the Company and the Bank to fill the vacancy created by Mr. Bernath's resignation.

Farmers & Merchants Bancorp, Inc. is the holding company of The Farmers & Merchants State Bank with the Main Office being located in Archbold, Ohio. The Farmers & Merchants State Bank has 15 offices with locations in Fulton, Williams, Henry, Defiance and Lucas counties of Northwest Ohio.